Exhibit 10.32

EXECUTION COPY

LETTER OF CREDIT FACILITY AGREEMENT

among

FLUOR CORPORATION,

as Applicant Party,

BNP PARIBAS,

as Administrative Agent and an Issuing Lender,

and

THE LENDERS PARTY HERETO

September 16, 2009

BNP PARIBAS SECURITIES CORP.,

as Sole Lead Arranger

BNP PARIBAS SECURITIES CORP.,

STANDARD CHARTERED BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Book Managers

i

ii

SECTION 8.15.	Service of Process	53
SECTION 8.16.	No Advisory or Fiduciary Responsibility	53
SECTION 8.17.	WAIVER OF TRIAL BY JURY	54
SECTION 8.18.	Interest Rate Limitation	54
SECTION 8.19.	Judgment Currency	54
SECTION 8.20.	USA PATRIOT Act	55

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF OPINION OF COUNSEL FOR THE APPLICANT PARTY
EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C	FORM OF CERTIFICATE OF ASSISTANT SECRETARY TO THE APPLICANT PARTY

SCHEDULE 1.01(a)	COMMITMENTS AND APPLICABLE PERCENTAGES
SCHEDULE 5.08	EXISTING LIENS

iii

LETTER OF CREDIT FACILITY AGREEMENT

LETTER OF CREDIT FACILITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of September 16, 2009 among FLUOR CORPORATION, a Delaware corporation (the “Applicant Party”), the LENDERS party hereto from time to time and BNP PARIBAS, as Administrative Agent and Issuing Lender.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Definitions.

The following terms, as used herein, have the following meanings:

“Administrative Agent” means BNPP, in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Account” means the account of the Administrative Agent as the Administrative Agent shall specify in writing to the Credit Parties.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to vote 50% or more of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Aggregate Commitments” means the Commitments of all the Lenders, which as of the Closing Date is $500,000,000, as such amount may be adjusted or reduced from time to time pursuant to the terms and conditions hereof.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the Commitment of each Lender to purchase participations in Letters of Credit and the obligation of the Issuing Lenders to issue Letters of Credit have been terminated pursuant to Section 6.02 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01(a) or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following rates per annum, based upon the Rating as set forth below:

Applicable Rate for Commitment Fee
Pricing Level	Rating	Applicable Rate for Letter of Credit Fee	Utilization Percentage less than 50.0%	Utilization Percentage greater than or equal to 50.0%
1	Investment Grade Status	150.0 bps	50.0 bps	30.0 bps
2	Not Investment Grade Status	250.0 bps	75.0 bps	50.0 bps

“Investment Grade Status” means, as of any date of determination, (i) the Rating (as defined below) from S&P is no lower than BBB- and (ii) the Rating from Moody’s is no lower than Baa3; provided that if the Applicant Party has only one Rating, or if the Applicant Party does not have any Rating, Pricing Level 2 set forth in the grid above shall apply.

“Rating” means, as of any date of determination, the publicly announced rating as determined by either S&P or Moody’s (collectively, the “Ratings”) of the Applicant Party’s non-credit-enhanced, senior unsecured long-term debt.

Initially, the Applicable Rate shall be determined based upon the Rating specified in the certificate delivered pursuant to Section 3.01(a)(iv).  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Rating shall be effective, in the case of an upgrade or downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicant Party” has the meaning specified in the preamble to this Agreement.

“Application” means a letter of credit application in the standard form thereof required by the applicable Issuing Lender and acceptable to the Applicant Party for the issuance of letters of credit generally.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04(c), and (c) the date of termination of the obligation of the Issuing Lenders to issue Letters of Credit pursuant to Section 6.02.

“Backing Letter of Credit” has the meaning specified in Section 2.07(b).

“Base Rate” means, for any day, a rate per annum equal to the highest of:

(a)           the prime commercial lending rate of interest established by BNPP in New York, New York from time to time as its prime rate;

(b)           the sum of one-half of one-percent (1/2%) plus the Federal Funds Rate for such day; and

(c)           the Eurodollar Rate for a one month interest period plus one percent (1%).

“BNPP” means BNP Paribas and its successors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the States of California, Texas or New York are authorized or required by law, regulation or executive order to close.

“Closing Date” means September 16, 2009.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commitment” means, at any time, for any Lender, the amount set forth opposite such Lender’s name on Schedule 1.01(a) hereto under the heading “Commitment” or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as such amount may be adjusted from time to time pursuant to the terms and conditions hereof.

“Commitment Fee” has the meaning specified in Section 2.19(a).

“Computation Date” has the meaning specified in Section 2.12(b).

“Consolidated Debt” means, at any date, the total Debt of the Applicant Party and its Consolidated Subsidiaries, determined on a consolidated basis as of such date; provided, that Consolidated Debt of the Applicant Party and its Consolidated Subsidiaries shall exclude Debt of variable interest entities which is identified (as required by and referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) by separate line item in the balance sheet of the Applicant Party and its Consolidated Subsidiaries as non-recourse to the Applicant Party and its Subsidiaries.

“Consolidated Subsidiary” means any Subsidiary or other entity the accounts of which, at any date, would be, in accordance with GAAP, consolidated with those of the Applicant Party in its consolidated financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any date, the consolidated stockholders’ equity of the Applicant Party and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date in accordance with GAAP.  For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by the Applicant Party or a Consolidated Subsidiary, and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Applicant Party, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Credit Documents” means this Agreement, each Application, each Letter of Credit, the Fee Letter, any security or collateral documents to be delivered thereunder and any other documents or certificates to be delivered thereunder or in connection therewith and all amendments thereto and substitutions and replacements therefor and modifications thereof.

“Credit Party” means each of the Administrative Agent, each Issuing Lender, each Lender and their respective successors and assigns, and “Credit Parties” means all such Persons, collectively.

“Debt” of any Person means, at any date, without duplication, (i) all indebtedness of such Person for borrowed money which would be classified as a liability of such Person in accordance with GAAP on such Person’s balance sheets, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (except for notes relating to self insurance programs of such Person and/or its Subsidiaries which are not classified as current liabilities of such Person or any of its Subsidiaries) which would be classified as a liability of such Person in accordance with GAAP on such Person’s balance sheets, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and foreign exchange transactions, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, which obligations or any portion thereof may, in accordance with their terms, become due on or before the Maturity Date, (vi) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit, a bankers acceptance or similar instrument, (vii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (viii) all Debt of others Debt Guaranteed by such Person, and (ix) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements). Notwithstanding anything to the contrary contained herein, “Debt” of the Applicant Party and its Consolidated Subsidiaries shall exclude Debt of variable interest entities which is identified (as required by and referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) by separate line item in the balance sheet of the Applicant Party and its Consolidated Subsidiaries as non-recourse to the Applicant Party and its Subsidiaries.

“Debt Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Debt Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Debt Guarantee” used as a verb has a corresponding meaning.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its participations in any Letter of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Applicant Party, the Administrative Agent, the applicable Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund participations in the then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Dollar Equivalent” means, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the relevant Foreign Currency by the Administrative Agent (in accordance with normal banking procedures) at the spot exchange rate therefor at about 12:00 noon (San Francisco time) on such date of determination.

“Dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escalating LC” means each Letter of Credit that, by its terms or the terms of the Application related thereto, provides for one or more increases in the stated amount thereof.

“euro” means the single currency of participating member states of the European Union.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the FRB, as in effect from time to time.

“Eurodollar Rate” means, with respect to a one month interest period, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate per annum obtained by dividing (i) (a) the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such period) for a one-month term in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by BNPP for deposits (for delivery on the first day of the relevant period) in Dollars with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such interest period.

“Eurodollar Rate Reserve Percentage” means, with respect to a one month interest period, the reserve percentage applicable on the Interest Rate Determination Date under regulations issued from time to time by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such interest period.

“Event of Default” has the meaning specified in Section 6.01.

“Excess” has the meaning specified in Section 2.12(b).

“Exchange Equivalent” means, at any time for the determination thereof, with respect to any amount (the “Original Amount”) of Dollars, the amount of any relevant Foreign Currency which would be required to buy the Original Amount of Dollars by the Administrative Agent (in accordance with normal banking procedures) at the spot exchange rate therefor at about 12:00 noon (San Francisco time) on such date of determination.

“Expiration Date” has the meaning specified in Section 2.07(b).

“Federal Funds Rate” means, for any day (the “accrual date”), the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on the accrual date, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the accrual date is not a Business Day, the Federal Funds Rate for the accrual date shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for the accrual date shall be the average rate quoted to BNPP on the accrual date (or next preceding Business Day) on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement among BNPP, BNP Paribas Securities Corp. and the Applicant Party dated as of August 3, 2009, as the same may be amended, amended  and restated, supplemented or otherwise modified from time to time.

“Foreign Currency” means Pounds Sterling, euro, Japanese Yen, Australian Dollar, New Zealand Dollar, Mexican Peso, Canadian Dollar, Chilean Peso, Singapore Dollar, Chinese Yuan and/or any other currency acceptable to the applicable Issuing Lender, as the context requires.

“Foreign Lender” has the meaning specified in Section 2.16(b).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.04(a) as of and for the fiscal year ended December 31, 2008.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

“Industry Standards” has the meaning specified in Section 5.03(b).

“Information” has the meaning specified in Section 8.10.

“Interest Rate Determination Date” means, with respect to a one month interest period, the date that is two Business Days prior to the first day of such interest period.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means BNPP in its capacity as an issuer of Letters of Credit hereunder, and its respective successors and, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and at the request of the Applicant Party, any other Lender (and its successors) that agrees to be an Issuing Lender hereunder, in its capacity as issuer of one or more Letters of Credit hereunder, and the term “Issuing Lenders” means all such Persons, collectively.

“Joint Book Managers” means BNP Paribas Securities Corp., Standard Chartered Bank and The Bank of Tokyo-Mitsubishi UFJ, Ltd., each in its capacity as joint book manager, and its successors in such capacity.

“Joint Venture” means any joint venture, partnership or other minority-owned entity (other than a Subsidiary) in which the Applicant Party or any of its Subsidiaries or other Affiliates owns an interest.

“LC Disbursement” means a payment made by any Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit at such time (provided that, with respect to any Escalating LC, such aggregate undrawn amount shall equal the maximum amount (after giving effect to all possible increases) available to be drawn under such Escalating LC) plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Applicant Party at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each Person listed on Schedule 1.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption Agreement (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption Agreement) and their successors and assigns.

“Lending Office” means, as to each Lender, its office located at its address set forth on the signature pages hereof, or such office as may be set forth as a Lending Office of a Lender in any Assignment and Assumption Agreement accepted by the Administrative Agent pursuant to Section 8.06(b), or such other office as such Lender may hereafter designate as its Lending Office by notice to the Applicant Party and the Administrative Agent.

“Letter of Credit” means a standby letter of credit (which is either a Performance Letter of Credit or a Backing Letter of Credit) denominated in Dollars or in a Foreign Currency issued pursuant to this Agreement, which letter of credit is in a form reasonably acceptable to the applicable Issuing Lender, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time, in each case in accordance with this Agreement.

“Letter of Credit Fee” has the meaning specified in Section 2.19(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Applicant Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Change” means any material and adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Applicant Party and its Consolidated Subsidiaries (taken as a whole) since December 31, 2008 which could reasonably be expected to materially and adversely affect the ability of the Applicant Party to perform its obligations under the Credit Documents at any time up to and including the Maturity Date.

“Material Plan” has the meaning specified in Section 6.01(i).

“Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC.

“Maturity Date” means September 16, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 8.18.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Obligations” means the collective reference to all obligations and liabilities of the Applicant Party to the Credit Parties (including, without limitation, the reimbursement obligations payable hereunder and all other obligations and liabilities of the Applicant Party in respect of any Letter of Credit and interest thereon as provided for herein, and interest accruing at the then applicable rate provided in this Agreement after the maturity of such obligations and liabilities and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Applicant Party whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Sole Lead Arranger, the Joint Book Managers, the Issuing Lenders or the Lenders that are required to be paid by the Applicant Party pursuant to the terms of this Agreement or any other Credit Document).

“Patriot Act” has the meaning specified in Section 8.20.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Letter of Credit” has the meaning specified in Section 2.07(b).

“Permitted Cover” means the provision of cover by arranging for the issuance of one or more standby letters of credit issued by a bank (excluding the Lenders) located in New York, and otherwise on terms and conditions, in each case satisfactory to the Administrative Agent and the Issuing Lenders.

“Permitted Investments” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing no more than one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing no more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing no more than one year after such date or overnight bank deposits, in each case issued, accepted by or of any Lender, or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has its assets invested primarily and continuously in the types of investments referred to in clauses (i) and (iv) above, and (b) has net assets of not less than $500,000,000.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Applicant Party or any Subsidiary for employees of the Applicant Party or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Applicant Party or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Rating” has the meaning specified in the definition of “Applicable Rate.”

“Regulation U” means Regulation U of the FRB, as in effect from time to time.

“Related Entity” has the meaning specified in Section 2.07(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to purchase participations in Letters of Credit and the obligation of the Issuing Lenders to issue Letters of Credit hereunder have been terminated pursuant to Section 6.02, Lenders holding in the aggregate more than 50% of all LC Exposure (with the aggregate amount of each Lender’s risk participation in LC Exposure being deemed “held” by such Lender for purposes of this definition).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Sole Lead Arranger” means BNP Paribas Securities Corp. in its capacity as sole lead arranger, and its successors in such capacity.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Applicant Party.

“Taxes” has the meaning specified in Section 2.16(a).

“UCC” means the Uniform Commercial Code as in effect from time to time under the laws of the State of New York.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Utilization” means, on any date, the total LC Exposure outstanding at such time.

“Utilization Percentage” means, on any date, the quotient of (i) the Utilization on such date, divided by (ii) the Aggregate Commitments on such date.

SECTION 1.02.     Other Definitional Provisions.

(a)   All terms defined in this Agreement shall have the meanings given such terms herein when used in the Credit Documents or any certificate, opinion or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b)   As used in the Credit Documents and in any certificate, opinion or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)   The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, schedule and exhibit references contained herein shall refer to Sections hereof or schedules or exhibits hereto unless otherwise expressly provided herein.

(d)   The word “or” shall not be exclusive; “may not” is prohibitive and not permissive.

(e)   Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

(f)    Unless specifically provided in a Credit Document to the contrary, references to time shall refer to San Francisco time.

ARTICLE II

LETTERS OF CREDIT

SECTION 2.01.      Intentionally Omitted.

SECTION 2.02.      Intentionally Omitted.

SECTION 2.03.      Intentionally Omitted.

SECTION 2.04.      Termination or Reduction of Commitments.

(a)   Intentionally Omitted.

(b)   Intentionally Omitted.

(c)   Termination or Reduction of Commitments.  The Applicant Party may, upon notice to the Administrative Agent, irrevocably terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (San Francisco time) five (5) Business Days prior to the date of termination and one (1) Business Day prior to the date of reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Applicant Party shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate LC Exposure (or the Dollar Equivalent thereof) of all of the Lenders would exceed the Aggregate Commitments.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each

Lender according to its Applicable Percentage.  All fees accrued in respect of the Aggregate Commitments until the effective date of any termination or reduction of the Aggregate Commitments shall be paid on the effective date of such termination or reduction, as applicable.

SECTION 2.05.     Default Interest.

(a)   Intentionally Omitted.

(b)   Intentionally Omitted.

(c)   Intentionally Omitted.

(d)   Default Interest.  Upon the occurrence and during the continuance of an Event of Default, (i) fees payable under Sections 2.19(a) and (b) shall accrue, after as well as before judgment, at a rate which is 2% per annum in excess of the rate otherwise payable under this Agreement and (ii) interest shall accrue, to the fullest extent permitted by law, after as well as before judgment, and except as otherwise provided in Section 2.11, on any overdue principal, interest or other amounts payable hereunder at a rate that is 2% per annum in excess of the Base Rate.  Such interest and other amounts shall be payable upon demand.  Payment or acceptance of the increased rates of interest provided for in this Section 2.05(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Lender or any other Credit Party.

(e)   Intentionally Omitted.

(f)    Intentionally Omitted.

SECTION 2.06.     Intentionally Omitted.

SECTION 2.07.     Issuance of Letters of Credit.

(a)   Letter of Credit Request.  Subject to the terms and conditions set forth herein, the Applicant Party may request the issuance of, and the applicable Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 2.08 hereof, agrees to issue at any time and from time to time during the period commencing on the Closing Date and ending on the date that is seven (7) Business Days prior to the Maturity Date, Letters of Credit for the account of the Applicant Party or for the account of the Applicant Party on behalf of, or in support of obligations of, any of the Related Entities as described under Section 2.07(b).  To request the issuance of a Letter of Credit, the Applicant Party shall deliver to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, and, in any event, not less than five (5) Business Days prior to such requested date of issuance) a notice requesting the issuance of such Letter of Credit and specifying the date of issuance (which shall be a Business Day), the address of the beneficiary thereof, the amount and currency of such Letter of Credit, the type of such Letter of Credit (Performance Letter of Credit or Backing Letter of Credit) and such other information as shall be necessary to prepare such Letter of Credit (and the Administrative Agent shall promptly provide notice to each Lender of each issuance of a Letter of Credit hereunder).  To request the amendment of a Letter of Credit, the Applicant Party shall deliver to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of amendment, and, in any event, not less than three (3) Business Days prior to such requested date of amendment) a notice requesting the amendment of such Letter of Credit and specifying such other information as shall be necessary to prepare such amendment (and the Administrative Agent shall promptly provide notice to each Lender of each amendment of a Letter of Credit hereunder).  Notwithstanding anything to the contrary contained herein, no Issuing Lender shall issue or amend any Letter of Credit if, after giving effect to such issuance or amendment, the aggregate LC Exposure (or the Dollar Equivalent thereof) shall exceed the Aggregate Commitments at such time.  The applicable Issuing Lender shall obtain confirmation of the immediately preceding sentence in writing from the Administrative Agent prior to issuing or amending any Letter of Credit hereunder.

(b)   Terms of Letters of Credit.  Each Letter of Credit shall expire on an expiry date (such date being the “Expiration Date”) not later than the seventh (7th) Business Day prior to the Maturity Date.  In the event that the applicable Issuing Lender’s office is closed on the applicable Expiration Date, such date shall be extended to the next Business Day on which such office is open.  Letters of Credit shall be issued hereunder as follows: (a) to support the Applicant Party’s, its Subsidiaries’, its Affiliates’ and Joint Ventures’ (such Subsidiaries, Affiliates and Joint Ventures, collectively, the “Related Entities” and each, a “Related Entity”) performance under specific project engineering, procurement, construction and maintenance contracts (each, a “Performance Letter of Credit”) and (b) to back bank guarantees issued by other banks to support such performance (each, a “Backing Letter of Credit”) so long as the applicable Issuing Lender, in its sole discretion, determines: (i) that such issuance is lawful and such Backing Letters of Credit qualify as independent undertakings for regulatory purposes and (ii) that such issuance does not violate any terms or provisions of this Agreement; provided that all standby Letters of Credit must qualify as performance based letters of credit under applicable rules and regulations.  Each Letter of Credit shall be denominated in Dollars or in a Foreign Currency.  The face or stated amount of each Letter of Credit shall not be less than $100,000 (or the Exchange Equivalent thereof determined as of the date of issuance) or such lesser amount as is acceptable to the applicable Issuing Lender.  At no time shall the aggregate outstanding principal amount of the aggregate LC Exposure (or the Dollar Equivalent thereof) of all of the Lenders exceed the Aggregate Commitments.  The applicable Issuing Lender shall not be under any obligation to issue or amend any Letter of Credit if (i) the issuance or amendment of such Letter of Credit would violate one or more policies of the applicable Issuing Lender or (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Lender from issuing or amending such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular.  In the event of any inconsistency between the terms and conditions of any Application delivered by the Applicant Party pursuant to Section 3.02 and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.  The applicable Issuing Lender will promptly deliver to the Administrative Agent a true and complete copy of each Letter of Credit issued by it hereunder and each amendment thereto.

(c)   Letters of Credit Issued on behalf of Related Entities.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of the Applicant Party on behalf of a Related Entity, the Applicant Party shall be unconditionally obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit relating thereto.  The Applicant Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the applicable Issuing Lender may reasonably request in order to effect fully the purposes of this Section 2.07(c).

(d)   Applicability of ISP.  Unless otherwise expressly agreed by the applicable Issuing Lender and the Applicant Party when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

SECTION 2.08.     Participations in Letters of Credit.

Upon the issuance of any Letter of Credit (or upon a Person becoming a Lender hereunder), in each case without any further action on the part of the Issuing Lenders or the Lenders, the applicable Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the applicable Issuing Lender and not reimbursed for any reason by the Applicant Party on the date due as provided in Section 2.09 hereof, or of any reimbursement payment required to be refunded to the Applicant Party for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations and make payments pursuant to this paragraph in respect of each Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever (other than the issuance of any Letter of Credit in excess of the amounts described in Section 2.07(a) as of the date of issuance and other than amendments to any Letter of Credit in violation of Section 8.05 to provide for an Expiration Date subsequent to the Maturity Date), including the occurrence and continuance of a Default or such participation or payment exceeding such Lender’s Commitments or the Aggregate Commitments by reason of currency fluctuations, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

SECTION 2.09.     Reimbursement in Respect of Letters of Credit.

(a)   Reimbursement Obligations.  If any Issuing Lender shall make any LC Disbursement, such Issuing Lender shall promptly notify the Applicant Party of such LC Disbursement, and the Applicant Party shall reimburse such Issuing Lender in an amount equal to such LC Disbursement by paying such Issuing Lender in Dollars an amount equal to such LC Disbursement (or the Dollar Equivalent thereof, as applicable): (i) not later than 12:00 noon (San Francisco time) on the Business Day immediately following the date that such Issuing Lender notifies the Applicant Party that such LC Disbursement is made by such Issuing Lender or (ii), if the Applicant Party shall have received notice of such LC Disbursement later than 12:00 noon (San Francisco time) on any Business Day or on a day that is not a Business Day, not later than 12:00 noon (San Francisco time) on the second immediately following Business Day.  If the Applicant Party fails to make such payment under this paragraph at the time specified in the preceding sentence, (i) an Event of Default shall have occurred upon such failure to make payment, (ii) the applicable Issuing Lender shall notify each Lender and the Administrative Agent of the applicable LC Disbursement, the payment in Dollars then due from the Applicant Party in respect thereof and such Lender’s Applicable Percentage thereof and (iii) each Lender shall forthwith pay to the applicable Issuing Lender in Dollars its Applicable Percentage of the

unreimbursed LC Disbursement (x) not later than 12:00 noon (San Francisco time) on the Business Day that such Issuing Lender provides such notice of such LC Disbursement to each Lender and the Administrative Agent (if such notice is provided by 8:00 a.m. (San Francisco time)) and (y) not later than 12:00 noon (San Francisco time) on the Business Day immediately following the date that such Issuing Lender provides such notice (if such notice is provided after 8:00 a.m. (San Francisco time)).  The amounts set forth in such notice shall be conclusive absent manifest error.  If any amount required to be paid by any Lender in respect of an unreimbursed LC Disbursement pursuant to this Section 2.09 is not made available to the applicable Issuing Lender by such Lender on the date such payment is due (the “due date”), the applicable Issuing Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from the due date at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Promptly following receipt by the applicable Issuing Lender of any payment from the Applicant Party pursuant to this Section 2.09, to the extent that Lenders have made payments pursuant to this Section 2.09 to reimburse such Issuing Lender, then such Issuing Lender shall distribute such payment received from the Applicant Party to such Lenders as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement shall not relieve the Applicant Party of its obligation to reimburse such LC Disbursement.  Each Lender acknowledges and agrees that its obligations under this Section 2.09 shall survive the payment by the Applicant Party of all LC Disbursements and any termination of this Agreement.  Without limiting the foregoing, in the event that any reimbursement of an LC Disbursement by the Applicant Party to any Issuing Lender is required to be repaid to the Applicant Party (pursuant to a proceeding in bankruptcy or otherwise), then the applicable Issuing Lender shall continue to be entitled to recover from each Lender, on demand, the portion of such repaid amount as shall be determined in accordance with this Section 2.09.

(b)   Obligations Absolute.  Subject to the provisions of this Agreement, the Applicant Party’s obligation to reimburse LC Disbursements as provided in Section 2.09(a) shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right that the Applicant Party or any Subsidiary or Affiliate thereof may at any time have against any beneficiary of any Letter of Credit, any Credit Party or any other Person, whether under this Agreement or any other related or unrelated agreement or transaction, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicant Party’s obligations hereunder. The Lenders, the Issuing Lenders and the Administrative Agent shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each determination relating to the foregoing. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.10.     Disbursement Procedures for Letters of Credit; Reporting.

(a)   Disbursement Procedures for Letters of Credit.  The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Lender shall promptly notify the Administrative Agent and the Applicant Party by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicant Party of its obligation to reimburse such Issuing Lender or the obligations of the Lenders with respect to any such LC Disbursement.

(b)   Reporting.  Each Issuing Lender shall, no later than the tenth (10th) Business Day following the last day of each month, provide to the Administrative Agent (and the Administrative Agent shall forward to the Lenders) schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, applicable currency, amount in such currency and Expiration Date for each Letter of Credit issued by such Issuing Lender hereunder and outstanding at any time during such month.

SECTION 2.11.     Interest on LC Disbursements and Reimbursement of Other Amounts.

In the event the Applicant Party fails to reimburse any applicable Issuing Lender in full for any LC Disbursement by the time prescribed in Section 2.09(a), an Event of Default shall have occurred and be continuing until such reimbursement is made, (i) the unpaid or unreimbursed amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicant Party reimburses such LC Disbursement, after as well as before judgment, at a rate per annum equal to the sum of (x) the Letter of Credit Fee and (y) the Base Rate plus 2.0%, and (ii) the Applicant Party shall also reimburse the applicable Issuing Lender upon demand for any losses incurred by such Issuing Lender in connection with changes in the foreign exchange rates as a result of the Applicant Party’s failure to reimburse such LC Disbursement by the time prescribed in Section 2.09(a).  Interest accrued pursuant to this Section 2.11 shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.09(a) to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

SECTION 2.12.     Cash Collateralization.

(a)   Deposit of Collateral Upon an Event of Default.  If any Event of Default shall occur and be continuing, then on the Business Day that the Applicant Party receives notice from the Administrative Agent or the Required Lenders, as applicable, demanding the deposit of cash collateral pursuant to this paragraph, the Applicant Party shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Dollar Equivalent of the aggregate LC Exposure as of such date plus any accrued and unpaid fees thereon; provided that (i) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (g) or (h) of Section 6.01 and (ii) the Applicant Party shall be obligated, from time to time and upon demand by the Administrative Agent, to deposit additional amounts into said account in cash in Dollars as necessary to maintain an amount on deposit equal to the amount (including, with respect to LC Exposure denominated in Foreign Currencies, the Dollar Equivalent thereof) of the total aggregate LC Exposure plus any accrued and unpaid fees thereon (as determined at any time).

(b)   Deposit of Collateral for Foreign Exchange Differential.  In addition to the foregoing, if on any Computation Date (as defined below): the Dollar Equivalent of aggregate LC Exposure exceeds the Aggregate Commitments (any such excess amount, the “Excess”) by, in any case, $10,000,000 or more, the Administrative Agent shall provide notice thereof to the Applicant Party and demand the deposit of cash collateral pursuant to this paragraph.  On the Business Day on which the Applicant Party receives such notice, the Applicant Party shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Lenders, an amount in cash in Dollars equal to the full amount of such Excess; provided that the Applicant Party shall be obligated, from time to time and upon demand by the Administrative Agent, to deposit additional amounts into said account in cash in Dollars as necessary to maintain an amount on deposit equal to the Excess (as determined at any time).  The Administrative Agent shall produce copies of any calculations or reports relating to the foregoing upon written request from the Applicant Party or any Lender.  The Administrative Agent may, and at the instruction of the Required Lenders shall, undertake such calculations at any time; provided that in any event the Administrative Agent shall undertake such calculations at least once per calendar quarter, and the Administrative Agent shall not be required to undertake such calculations more frequently than once per calendar month without its consent.  Each day upon or as of which the Administrative Agent undertakes the calculations described above in this Section 2.12(b) is referred to herein as a “Computation Date”.

(c)   Deposit of Collateral for Defaulting Lenders.  In addition to the foregoing, if any Lender becomes a Defaulting Lender and while any LC Exposure exists, for so long as such Lender is a Defaulting Lender and such LC Exposure exists, then within two (2) Business Days following notice by the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, the Applicant Party shall (i) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, and/or (ii) subject to the following proviso (2), provide Permitted Cover, in each case an amount in cash in Dollars equal to the Dollar Equivalent of such Defaulting Lender’s Applicable Percentage of the aggregate LC Exposure as of such date; provided that (1) the Applicant Party shall be obligated, from time to time and within two (2) Business Days following notice by the Administrative Agent demanding the deposit of additional cash collateral and/or Permitted Cover pursuant to this paragraph, to deposit additional amounts into said account in cash in Dollars, and/or to provide additional Permitted Cover, in each case as necessary to maintain an amount on deposit and/or Permitted Cover equal to the Dollar Equivalent of such Defaulting Lenders’ Applicable Percentage of the then aggregate LC Exposure and (2) the foregoing option to provide Permitted Cover in lieu of cash collateral shall only be available to the Applicant Party for a period not to exceed one (1) month after such notice by the Administrative Agent demanding deposit of cash collateral and upon the expiration of such period, the Applicant Party shall deposit cash collateral in the amount of such Defaulting Lender’s LC Exposure as contemplated by this clause (c) and the failure to provide such deposit shall constitute an Event of Default.  Payment by the Applicant Party of such cash collateral or provision of Permitted Cover shall not relieve the Defaulting Lender of its obligations hereunder, and the Applicant Party shall retain all of its rights and remedies hereunder and under applicable law against any such Defaulting Lender.

(d)   Cash Collateral Accounts.  Each deposit and Permitted Cover under Sections 2.12(a), (b) and (c) shall be held by the Administrative Agent (subject to Section 7.09) as collateral for the payment and performance of the obligations of the Applicant Party under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. If required by the Administrative Agent, the Applicant Party shall enter into any pledge or security agreement and UCC financing statement with respect to such cash collateral in favor of the Administrative Agent as the Administrative Agent shall reasonably require.  Such deposits shall be invested in Permitted Investments selected by the Administrative Agent in its sole discretion.  All losses and expenses incurred as a result of such activities shall be for the account of the Applicant Party.  Interest or profits, if any, on such investments shall accumulate in such accounts.  Moneys in such accounts may be applied by the Administrative Agent (at its sole discretion) (i) to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed; and (ii) to the extent not so applied, may be held for the satisfaction of the reimbursement obligations of the Applicant Party for the LC Exposure at such time or any other Obligations or to cover any losses in respect of any Excess, provided that moneys in such accounts relating to the Applicant Party’s obligations under Section 2.12(c) shall be applied by the Administrative Agent to reimburse the Issuing Lenders on a ratable basis for the applicable Defaulting Lender’s Applicable Percentage of LC Disbursements for which the Issuing Lenders have not been reimbursed.  If the Applicant Party is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and all Defaults are subsequently cured or waived and no Excess is then in existence, such amount (to the extent not applied as aforesaid) shall be returned to the Applicant Party within three Business Days after request therefor by the Applicant Party.  If the Applicant Party is required to provide an amount of cash collateral hereunder as a result of any Excess, and the Administrative Agent shall subsequently determine that the amount of such Excess is equal to or less than the amount on deposit in respect of the existence of such Excess, provided there is no Default then in existence, such excess amount of cash, if greater than $1,000,000 (to the extent not applied as aforesaid), shall be returned to the Applicant Party within three (3) Business Days after request therefor by the Applicant Party.  If the Applicant Party is required to provide an amount of cash collateral hereunder as a result of any Lender becoming a Defaulting Lender, and such Lender ceases to be a Defaulting Lender or the LC Exposure is subsequently reduced such that the amount of cash collateral provided therefor exceeds such Defaulting Lender’s Applicable Percentage of the LC Exposure, such cash collateral (or excess amount of cash collateral, if applicable), to the extent not previously applied to the Defaulting Lender’s obligations hereunder, shall be returned to the Applicant Party within three (3) Business Days after request therefor by the Applicant Party.

(e)   Custody of Cash Collateral.  Beyond the exercise of reasonable care in the custody thereof and investment of cash collateral deposits pursuant to the terms hereof, the Administrative Agent shall have no duty as to any cash collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the cash collateral in its possession if the cash collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or damage to any of the cash collateral or for any diminution in the value thereof by reason of the act or omission of any agent or bailee selected by the Administrative Agent in good faith.  All expenses and liabilities incurred by the Administrative Agent in connection with taking, holding and disposing of any cash collateral (including customary custody and similar fees with respect to any cash collateral held directly by the Administrative Agent), shall be paid by the Applicant Party from time to time upon demand.

SECTION 2.13.      Obligations.

Anything in this Agreement to the contrary notwithstanding, each of the Applicant Party and each Lender shall continue to be bound by all of its obligations hereunder, including without limitation, its obligations under Sections 2.08 and 2.09, until such time as each Letter of Credit has expired and no further Obligation, LC Exposure or Commitment exists.

SECTION 2.14.      General Provisions as to Payments.

(a)   Manner and Time of Payment.  The Applicant Party shall make each payment hereunder (including, without limitation, in respect of the LC Disbursements), and interest thereon, and all fees due in respect of the transactions contemplated by this Agreement in Dollars in Federal or other funds immediately available in San Francisco, to the Administrative Agent at its address referred to in Section 8.01(a).  Whenever any such payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or additional compensation. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.  Any payment made by the Applicant Party after 12:00 noon (San Francisco time) on any day shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding in respect of any Obligations.  All payments required to be made by the Applicant Party hereunder shall be made in Dollars and shall be made without setoff or counterclaim.

(b)   Application of Payments to Principal and Interest.  All payments in respect of the principal amount of any Obligations hereunder shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Obligations on a date when interest is due and payable with respect to such Obligations) shall be applied to the payment of interest before application to principal.

(c)   Apportionment of Payments.  The Administrative Agent will promptly distribute to each Lender its ratable share of each payment received by the Administrative Agent which is for the account of the Lenders.

(d)   Application of Funds.   (i) All payments received from the Applicant Party by the Administrative Agent which are not reasonably identifiable by the Administrative Agent shall be applied by the Administrative Agent against the Obligations, and (ii) any amounts received on account of the Obligations after the exercise of remedies provided for in Section 6.02 (or after the LC Exposure has automatically been required to be cash collateralized as set forth in the proviso to Section 6.02), in each case in the following order of priority: (A) to the payment of all amounts for which the Administrative Agent is entitled to compensation, reimbursement and indemnification under any Credit Document and all advances made by the Administrative Agent thereunder for the account of the Applicant Party, and to the payment of all reasonable costs and expenses paid or incurred by the Administrative Agent in connection with the Credit Documents, all in accordance with Sections 7.06 and 8.03 and the other terms of this Agreement and the Credit Documents; (B) thereafter, to the extent of any excess such proceeds, to the payment of all other Obligations for the ratable benefit of the holders thereof (subject to the provisions of Section 2.14(b) hereof); and (C) thereafter, to the extent of any excess such proceeds, to the Applicant Party or as otherwise required by applicable law.

(e)   Obligations of Lenders Several.  The obligations of the Lenders hereunder to fund participations in Letters of Credit and to make payments pursuant to Section 7.06 are several and not joint.  The failure of any Lender to fund any such participation or to make any payment under Section 7.06 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to purchase its participation or to make its payment under Section 7.06.

SECTION 2.15.      Computation of Interest and Fees.

Interest on all amounts owed hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate (calculated at other than the Federal Funds Rate or the Eurodollar Rate) shall be computed on the basis of a year of 365 days or, if appropriate, 366 days, and in each case all interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees due and payable hereunder shall, unless expressly otherwise provided for, be computed on the basis of a year of 360 days for the actual number of days elapsed.

SECTION 2.16.      Taxes; Net Payments.

(a)   Net Payments.  Any and all payments by the Applicant Party under this Agreement shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding (i) income taxes imposed on the net income of any Credit Party; and (ii) franchise taxes imposed on the net income of any Credit Party, in each case by the jurisdiction under the laws of which such Credit Party is organized, domiciled, resident or doing business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”).  If the Applicant Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to a Lender (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Applicant Party shall make such deductions and (iii) the Applicant Party shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes pursuant to this paragraph (a), the Applicant Party shall furnish to the Administrative Agent a receipt issued by the relevant Governmental Authority or other evidence satisfactory to the Administrative Agent of payment thereof.  The Applicant Party will indemnify each Lender (subject to such Lender having complied with paragraph (b) below) and hold each Lender harmless for the full amount of all Taxes paid or payable by such Lender with respect to this Agreement and any and all amounts received by such Lender hereunder, and any liability (including penalties, interest and expenses (including reasonable attorneys fees and expenses)) arising therefrom or with respect thereto whether or not such Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared by such Lender, absent manifest error, shall be final, conclusive and binding for all purposes. The obligations of the Applicant Party under this Section 2.16 shall survive the termination of this Agreement and the Commitments and the payment of all amounts payable under the Credit Documents.

(b)   Evidence of Exemption from Withholding.  Each Lender which is a foreign corporation within the meaning of Section 1442 of the Code, including the Administrative Agent acting as an intermediary or agent for such a Lender (each, a “Foreign Lender”), shall deliver to the Applicant Party such certificates, documents or other evidence as the Applicant Party may reasonably require from time to time as are necessary to establish that such Foreign Lender is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law hereafter imposing upon the Applicant Party, an obligation to withhold any portion of the payments made by the Applicant Party under the Credit Documents, that payments to the Administrative Agent for the account of such Foreign Lender are not subject to withholding, in any event to include: (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as appropriate (or any successor forms), properly completed and duly executed by such Foreign Lender, and such other documentation required under the Code and reasonably requested by the Applicant Party, to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Foreign Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN (to the extent such form would document a claim or exemption from withholding pursuant to an applicable income tax treaty) or W-8ECI or W-8IMY pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form) (to the extent such forms document the status of the Foreign Lender as other than a United States Person), properly completed and duly executed by such Foreign Lender, and such other documentation required under the Code and reasonably requested by the Applicant Party to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Credit Documents.   If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, interest withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.16(a).

SECTION 2.17.      Increased Costs.

(a)   Change in Law, Etc.  In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any currently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof or compliance by any Credit Party (or any Person directly or indirectly owning or controlling such Credit Party) with any request or directive, whether or not having the force of law, from any central bank or other Governmental Authority, agency or instrumentality:

(i)            does or shall subject any Credit Party to any Taxes of any kind whatsoever with respect to its obligations under this Agreement to make, fund or maintain any Letter of Credit or participation therein, or its obligations under this Agreement to issue a Letter of Credit or participate therein, or change the basis of taxation of payments to any Credit Party of principal, interest or any other amount payable hereunder in respect of any Letter of Credit or participations therein, including any Taxes required to be withheld from any amounts payable under the Credit Documents (except for imposition of, or change in the rate of, tax on the overall net income of such Credit Party or its Lending Office by the jurisdiction in which such Credit Party is incorporated or has its principal office or such Lending Office, including, in the case of Credit Parties incorporated in any State of the United States such tax imposed by the United States); or

(ii)           does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Credit Party in respect of any Letter of Credit or participations therein (except any such reserve requirement reflected in the definition of Eurodollar Rate);

and the result of any of the foregoing is to increase the cost to such Credit Party of agreeing to make or of making, issuing, renewing, creating or maintaining any Letter of Credit or participation therein, or its commitment to lend or to issue or create any such Letter of Credit or participate therein, or to reduce any amount receivable hereunder in respect of any Letter of Credit or participation therein, then, in any such case, the Applicant Party shall pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Credit Party deems to be material as determined by such Credit Party.  A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by a Credit Party to the Applicant Party shall be conclusive absent manifest error.  The obligations of the Applicant Party under this Section 2.17 shall survive the termination of this Agreement and the Commitments and payment of the Obligations and all other amounts payable under the Credit Documents.  Failure to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Credit Party’s right to demand such compensation.  To the extent that any increased costs of the type referred to in this Section 2.17 are being incurred by a Credit Party and such costs can be eliminated or reduced by the transfer of such Credit Party’s participation or Commitment to another of its branches, and to the extent that such transfer is not inconsistent with such Credit Party’s internal policies of general application and only if, as determined by such Credit Party in its sole discretion, the transfer of such participation or Commitment, as the case may be, would not otherwise materially adversely affect such participation or such Credit Party, the Applicant Party may request, and such Lender shall use reasonable efforts to effect, such transfer.

(b)   Capital Adequacy.  If after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 10 days after demand by such Lender (with a copy to the Administrative Agent), the Applicant Party shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)   Notification.  Each Lender will promptly notify the Applicant Party and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.17. A certificate of any Lender claiming compensation under this Section 2.17 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

SECTION 2.18.      Illegality.

Notwithstanding anything herein to the contrary, no Issuing Lender shall at any time be obligated to issue a Letter of Credit or agree to any extension or amendment thereof if such issuance, creation, extension or amendment would conflict with, or cause any Issuing Lender to exceed any limits imposed by, any law or requirements of any applicable Governmental Authority.

SECTION 2.19.      Fees.

(a)   The Applicant Party agrees to pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the sum of (i) the product of the Applicable Rate then in effect (as set forth in the column titled “Applicable Rate for Commitment Fee” in the grid set forth in the Applicable Rate definition) times the average daily amount by which (x) the Aggregate Commitments in effect from time to time exceed (y) the Utilization from time to time, plus, if any Escalating LC is then outstanding, (ii) the product of (x) the Applicable Rate then in effect (as set forth in the column titled “Applicable Rate for Commitment Fee” in the grid set forth in the Applicable Rate definition) multiplied by 150% times (y) the difference between (I) the maximum amount (after giving effect to all possible increases) available to be drawn under all Escalating LCs and (II) the amount then available to be drawn under all Escalating LCs.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article III is not met, and shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)   The Applicant Party agrees to pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a letter of credit fee (the “Letter of Credit Fee”), calculated daily with respect to such Lender’s participations in Letters of Credit issued hereunder, equal to the product of (i) the Applicable Rate then in effect (as set forth in the column titled “Applicable Rate for Letter of Credit Fee” in the grid set forth in the definition of Applicable Rate) times (ii) the actual daily maximum face or stated amount of each Letter of Credit outstanding (in the case of any Escalating LC, such amount shall equal the amount then available to be drawn under such Escalating LC).  Letter of Credit Fees payable pursuant to this paragraph (b) shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which all Commitments terminate and any such fees accruing after the date on which all Commitments terminate shall be payable on demand.  The sum of each daily calculation, if in a currency other than Dollars, shall be converted to the Dollar Equivalent thereof on the date the applicable payment is due.

(c)   The Applicant Party agrees to pay directly to each Issuing Lender, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Lender, at the rate per annum separately agreed upon between the Applicant Party and such Issuing Lender, computed on the maximum face or stated amount of such Letter of Credit (in the case of any Escalating LC, such amount shall equal the amount then available to be drawn under such Escalating LC) on a quarterly basis in arrears.  Such fronting fee payable to any Issuing Lender shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which all Commitments terminate and any such fees accruing after the date on which all Commitments terminate shall be payable on demand.  In addition, the Applicant Party shall pay directly to each Issuing Lender, for its own account, such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder in the amounts and at the times separately agreed upon.

(d)   In addition to any of the foregoing fees, the Applicant Party agrees to pay to the Administrative Agent, the Lead Arranger and their Affiliates such other fees in the amounts and at the times separately agreed upon.

(e)   All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of Commitment Fees and Letter of Credit Fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.  Any fee not due on a specific date shall be due on demand.

SECTION 2.20.      Evidence of Debt.

(a)   Intentionally Omitted.

(b)   The Administrative Agent shall maintain accounts in which it shall record (i)  the amount of any principal or interest due and payable or to become due and payable from the Applicant Party to each Lender hereunder and (ii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)   The entries made in the accounts maintained pursuant to paragraph  (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Applicant Party to repay the LC Disbursements in accordance with the terms of this Agreement.

SECTION 2.21.      Use of Proceeds.

No portion of the proceeds of any borrowing under this Agreement shall be used by the Applicant Party or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U or any other regulation of the FRB or to violate the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

SECTION 2.22.      Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)   if any LC Exposure exists at the time a Lender is a Defaulting Lender, the Applicant Party shall within two (2) Business Days following notice by the Administrative Agent cash collateralize or (to the extent permitted by Section 2.12(c)) provide Permitted Cover for such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.12 for so long as such LC Exposure is outstanding;

(b)   the Commitment and LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.05), provided that any waiver, amendment or modification extending or increasing the Commitment of such Defaulting Lender or reducing the principal of any LC Disbursement made by such Defaulting Lender shall require the consent of such Defaulting Lender;

(c)   if the Applicant Party cash collateralizes or provides (to the extent permitted by Section 2.12(c)) Permitted Cover for any portion of such Defaulting Lender’s LC Exposure pursuant to the foregoing clause (a), the Applicant Party shall not be required to pay the Letter of Credit Fees to such Defaulting Lender pursuant to Section 2.19(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized or covered by Permitted Cover; and

(d)   no Issuing Lender shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral or (to the extent permitted by Section 2.12(c)) Permitted Cover will be provided by the Applicant Party in accordance with the foregoing clause (a).

SECTION 2.23.      Replacement of Lenders.  If any Lender requests compensation under Section 2.17, or if the Applicant Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender, or if any Lender does not consent to a proposed amendment, waiver, consent or modification with respect to any Credit Document that requires the consent of each Lender and that has been approved by the Required Lenders, then the Applicant Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), without recourse, all of their interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Applicant Party shall have paid to the Administrative Agent the assignment fee specified in Section 8.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding amount of its LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding LC Disbursements and accrued interest and fees) or the Applicant Party (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Applicant Party to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01.      Closing Date.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)   Receipt of Documentation.  The Administrative Agent shall have received:

(i)            counterparts of this Agreement signed by the Applicant Party, the Administrative Agent, each Issuing Lender and each Lender;

(ii)           a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Applicant Party, substantially in the form of Exhibit C: (A) attaching a true and complete copy of the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the other Credit Documents by the Applicant Party and the performance of the Applicant Party’s obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Credit Documents and the transactions contemplated thereby, (B) attaching a true and complete copy of its certificate of incorporation and bylaws, (C) certifying that said certificate of incorporation and bylaws are true and complete copies thereof, are in full force and effect and have not been amended or modified, and (D) setting forth the incumbency of its officer or officers who may sign the Credit Documents, including therein a signature specimen of such officer or officers;

(iii)          a certificate of good standing for the Applicant Party from the Secretary of State for the State of Delaware, dated a recent date prior to the Closing Date; and

(iv)          a certificate, dated the Closing Date, signed by a senior vice president, the chief financial officer or the treasurer of the Applicant Party to the effect set forth in paragraphs (b) and (c) of Section 3.02 and certifying (A) that, as of the Closing Date, there exists no Material Adverse Change and (B) the current Ratings.

(b)   Opinions.  The Administrative Agent shall have received an opinion of counsel for the Applicant Party, substantially in the form of Exhibit A, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request, dated the Closing Date.

(c)   Fees and Expenses Due to the Credit Parties.  The Administrative Agent shall have received all fees and expenses due and payable to the Administrative Agent, the Joint Book Managers, the Sole Lead Arranger and any other Credit Party.

(d)   Fees and Expenses of Special Counsel.  The fees and expenses of Sidley Austin LLP, special counsel to the Administrative Agent, BNPP as an Issuing Lender and the Sole Lead Arranger, in connection with the preparation, negotiation and closing of the Credit Documents shall have been paid.

SECTION 3.02.      Conditions to Letters of Credit.

The following conditions must be satisfied prior to the issuance of each Letter of Credit:

(a)   Notice; Application.  The Administrative Agent and the applicable Issuing Lender shall have received: (i) the notice required by Section 2.07(a) hereof; and (ii) an Application in the form required by the applicable Issuing Lender duly completed by the Applicant Party.

(b)   Absence of Litigation.  There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect directly affecting the transactions provided for herein and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Applicant Party, threatened, seeking to prevent or delay the transactions contemplated by the Credit Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.

(c)   Representations and Warranties; No Default. After giving effect to the issuance of the applicable Letter of Credit: (i) no Default shall have occurred and be continuing, (ii) all representations and warranties of the Applicant Party contained in Article IV of this Agreement (other than the representation and warranty of the Applicant Party contained in Section 4.04(b) hereof) shall be true (except that for purposes of this Section 3.02, the representations and warranties contained in Section 4.04(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(a)), and (iii) no default or event of default under any engineering, procurement, construction or maintenance contract of the Applicant Party or any of its Subsidiaries shall have occurred and be continuing which could reasonably be expected to materially and adversely affect the ability of the Applicant Party to perform its obligations under the Credit Documents.

(d)   Commitments and LC Exposure. Both before and immediately after giving effect to the issuance of the applicable Letter of Credit, the Dollar Equivalent of the total LC Exposure shall not exceed the Aggregate Commitments.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Applicant Party represents and warrants that:

SECTION 4.01.      Corporate Existence and Power.

The Applicant Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.      Corporate and Governmental Authorization; Contravention.

The execution, delivery and performance by the Applicant Party of this Agreement and the other Credit Documents (i) are within the Applicant Party’s corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene or constitute a default under any provision of applicable law or regulation, or of the certificate of incorporation or by-laws of the Applicant Party, and (v) do not contravene or constitute a default under, or result in the creation of any Lien under, any material agreement, judgment, injunction, order, decree or other instrument binding upon the Applicant Party.

SECTION 4.03.    Binding Effect.

This Agreement has been duly executed and delivered by the Applicant Party and constitutes a valid and binding agreement of the Applicant Party, enforceable in accordance with its terms.

SECTION 4.04.    Financial Information.

(a)   Balance Sheet. The consolidated balance sheet of the Applicant Party and its Consolidated Subsidiaries as of December 31, 2008 and the related consolidated statements of earnings and of cash flow for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Applicant Party’s 2008 Form 10-K, a copy of which has been made available to each of the Lenders, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Applicant Party and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

(b)   Material Adverse Change.  There exists no Material Adverse Change.

SECTION 4.05.    Litigation.

There is no action, suit or proceeding pending or to the knowledge of the Applicant Party threatened against or affecting the Applicant Party or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) which could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Applicant Party and its Consolidated Subsidiaries, taken as a whole, and the Applicant Party’s ability to perform its obligations under the Credit Documents at any time up to and including the Maturity Date, or (ii) which purports to affect the legality, validity or enforceability of this Agreement or any other Credit Document.

SECTION 4.06.    Compliance with ERISA.

The Applicant Party and its Subsidiaries have fulfilled their obligations under the minimum funding standards of ERISA with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA, noncompliance with which could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Applicant Party and its Consolidated Subsidiaries, taken as a whole, and the Applicant Party’s ability to perform its obligations under the Credit Documents at any time up to and including the Maturity Date.

SECTION 4.07.    Taxes.

The Applicant Party and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Applicant Party or any Subsidiary other than any such taxes or assessments being currently contested in good faith and other than where the failure to so file or pay would not have a material adverse effect on the business, financial position, results of operations or properties of the Applicant Party and its

Consolidated Subsidiaries taken as a whole or, alternatively, on the ability of the Applicant Party to perform its obligations under the Credit Documents at any time up to and including the Maturity Date. The charges, accruals and reserves on the books of the Applicant Party and its Subsidiaries in respect of taxes or other governmental charges are adequate.

SECTION 4.08.    Material Subsidiaries.

Each of the Applicant Party’s Material Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.09.    Not an Investment Company.

The Applicant Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10.    Business of the Applicant Party; Use of Letters of Credit.

The Applicant Party is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no LC Disbursement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  The purpose of each Letter of Credit shall be to support the Applicant Party’s or its Subsidiaries’, Affiliates’ or Joint Ventures’ performance of their obligations to each beneficiary under their engineering, procurement, construction and maintenance contracts, and the purpose of each Backing Letter of Credit shall be, to the extent permitted under Section 2.07(b) hereof, to back bank guarantees issued by other banks supporting such performance.  Neither the issuance of any Letter of Credit nor the payment of any Obligation will violate any applicable law or regulation.

SECTION 4.11.    No Misleading Statements.

No written information, exhibit or report furnished by or at the direction of the Applicant Party or any Subsidiary to the Administrative Agent or any Lender in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

SECTION 4.12.    Environmental Matters.

In the ordinary course of its business, the Applicant Party conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Applicant Party and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties now or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Applicant Party has reasonably concluded that Environmental Laws are not likely to have a material adverse effect on the business, financial condition, results of operations or properties of the Applicant Party and its Consolidated Subsidiaries, considered as a whole, or, alternatively, on the Applicant Party’s ability to perform its obligations under the Credit Documents at any time up to and including the Maturity Date.

SECTION 4.13.    No Default.

No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

ARTICLE V

COVENANTS

The Applicant Party agrees that, so long as any Lender has any Commitment or any LC Exposure or any other Obligation hereunder remains outstanding:

SECTION 5.01.    Information.

The Applicant Party will deliver to each of the Lenders:

(a)   Annual Financial Statements.  As soon as available and in any event within one hundred (100) days after the end of each fiscal year of the Applicant Party, a consolidated balance sheet of the Applicant Party and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent public accountants of nationally recognized standing, which report and opinion shall be prepared in a manner acceptable to the SEC and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)   Quarterly Financial Statements.  As soon as available and in any event within fifty-five (55) days after the end of each of the first three (3) quarters of each fiscal year of the Applicant Party, an unaudited consolidated balance sheet of the Applicant Party and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of earnings and cash flow for such quarter and for the portion of the Applicant Party’s fiscal year ended at the end of such quarter, as set forth in the Applicant Party’s quarterly report for the fiscal quarter then ended as filed with the SEC on Form 10-Q, all certified by the chief financial officer or the chief accounting officer of the Applicant Party that they are (i) complete and fairly present in all material respects the financial condition of the Applicant Party and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and changes in their cash flow for the periods indicated; (ii) disclose all liabilities of the Applicant Party and its Consolidated Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and (iii) have been prepared in accordance with GAAP (subject to normal year-end adjustments);

(c)   Certificate of Chief Financial Officer.  Simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Applicant Party (i) setting forth in reasonable detail the calculations required to establish whether the Applicant Party was in compliance with the requirements of Section 5.07 on the date of such financial statements, (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Applicant Party is taking or proposes to take with respect thereto, and (iii) describing the parties, subject matter, and nature and amount of relief granted to the prevailing party in any litigation or proceeding in which a final judgment or order which is either for the payment of money in an amount equal to or exceeding $25,000,000 (or the Exchange Equivalent thereof) or which grants any material non-monetary relief to the prevailing party therein was rendered against the Applicant Party or any Subsidiary (whether or not satisfied or stayed) during the most recently ended fiscal quarter;

(d)   Notice of Default.  Forthwith upon knowledge of the occurrence of any Default, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Applicant Party setting forth the details thereof and the action which the Applicant Party is taking or proposes to take with respect thereto;

(e)   Other Financial Statements.  Promptly upon the mailing thereof to the shareholders of the Applicant Party generally, copies of all financial statements, reports and proxy statements so mailed;

(f)    SEC Filings.  Promptly upon the filing thereof, copies of (i) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Applicant Party or any Subsidiary shall have filed with the SEC, and (ii) all other reports which the Applicant Party or any Subsidiary shall have filed with the SEC or any national securities exchange, unless the Applicant Party or such Subsidiary is not permitted to provide copies thereof to the Lenders pursuant to applicable laws or regulations;

(g)   ERISA Reportable Events.  If and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability in excess of $20,000,000 (or the Exchange Equivalent thereof) under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(h)   Notice of Rating Change.  Promptly upon the Applicant Party’s obtaining knowledge thereof, notice of any withdrawal or change or proposed withdrawal or change in any Rating;

(i)    Notices from Beneficiaries.  Immediately upon the Applicant Party’s receipt thereof, a copy of any writing delivered by any beneficiary under any Letter of Credit to the

Applicant Party or any of its Subsidiaries indicating such beneficiary’s intention to draw under the applicable Letter of Credit;

(j)    Notice of Changes in Accounting Policies.  Promptly following any such change, notice of any material change in accounting policies or financial reporting practices by the Applicant Party or any Subsidiary; and

(k)   Other Financial Information.  From time to time such additional information regarding the financial position or business of the Applicant Party or any Subsidiary as the Administrative Agent, at the reasonable request of any Lender, may request.

Documents required to be delivered pursuant to Section 5.01(a), (b), (e), (f) or (k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including, without limitation, via IntraLinks) and if so delivered, shall be deemed to have been delivered on the date on which the Applicant Party posts such documents, or provides a link thereto on the Applicant Party’s website on the Internet at the website address listed on the Applicant Party’s signature page hereto; provided that: (i) the Applicant Party shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Applicant Party to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) the Applicant Party shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Applicant Party with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02.    Payment of Obligations.

The Applicant Party will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings or where the failure to so pay and discharge would not have a material adverse effect on the consolidated financial position of the Applicant Party and its Consolidated Subsidiaries, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.03.    Maintenance of Property; Insurance.

(a)   Maintenance of Property.  The Applicant Party will keep, and will cause each Material Subsidiary to keep, all material items of property useful and necessary in its business in good working order and condition, ordinary wear and tear and damage from casualty excepted.

(b)   Insurance.  The Applicant Party will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in at least such amounts and against at least such risks as are usually insured against by companies of established repute engaged in the same or similar business as the Applicant Party or such Subsidiary and owning similar assets (“Industry Standards”), except where such risks are covered by self insurance so long as the amount of such self insurance and the risks covered thereby are consistent with Industry Standards. The Applicant Party will promptly furnish to the Lenders such information as to insurance carried or self insurance maintained as may be reasonably requested in writing by the Administrative Agent on behalf of any Lender.

SECTION 5.04.    Conduct of Business and Maintenance of Existence.

The Applicant Party will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect, its respective legal existence and good standing under the laws of the jurisdiction of its organization and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prevent the Applicant Party or any Subsidiary from (i) merging into, consolidating with, or selling, leasing or otherwise transferring all of its assets to the Applicant Party or a Subsidiary (so long as, in the case of the Applicant Party taking any such action, the applicable Subsidiary assumes all Obligations pursuant to a written agreement acceptable to the Administrative Agent), or (ii) abandoning or disposing of any of its assets or abandoning or terminating any right or franchise if (A) disposition or termination does not violate any other provision of this Agreement and (B) all such abandonments, dispositions and terminations do not in the aggregate materially and adversely affect the business, assets, financial condition or results of operations of the Applicant Party and its Consolidated Subsidiaries, taken as a whole, or, alternatively, the ability of the Applicant Party to perform its obligations under the Credit Documents at any time up to and including the Maturity Date.

SECTION 5.05.    Compliance with Laws.

The Applicant Party will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, orders, and requirements of governmental authorities (including, without limitation, ERISA, Environmental Laws and the rules and regulations thereunder), except where failure to so comply would not have a material adverse effect on the business, financial position, results of operations or properties of the Applicant Party and its Consolidated Subsidiaries taken as a whole or, alternatively, on the ability of the Applicant Party to perform its obligations under the Credit Documents at any time up to and including the Maturity Date.

SECTION 5.06.    Keeping of Records; Inspection of Property, Books and Records.

The Applicant Party will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP consistently applied; and will permit, and will cause each Subsidiary to permit, the Administrative Agent, any of the Lenders or any agents or representatives of the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense, to visit and inspect any of its respective properties, to examine any of its respective books and records and (subject to Section 8.10) to discuss its respective affairs, finances and accounts with any of its respective officers, directors, employees and independent public accountants, all at such times and as often as may reasonably be desired, in each case upon reasonable notice and during normal business hours.  Notwithstanding anything to the contrary in this Section 5.06, none of the Applicant Party or any of its Subsidiaries will be required to disclose, permit the inspection, examination or discussion of, any document, information or other matter in respect of which such disclosure is then prohibited by law or any agreement binding on the Applicant Party or any of its Subsidiaries.

SECTION 5.07.    Debt.

(a)   Debt to Tangible Net Worth Ratio.  The ratio of Consolidated Debt to Consolidated Tangible Net Worth will at no time exceed 1.00 to 1.00.

(b)   Total Debt.  The total Debt of all Consolidated Subsidiaries of the Applicant Party, excluding the Debt, if any, owed by such Consolidated Subsidiaries to the Applicant Party or another Consolidated Subsidiary of the Applicant Party, will at no time exceed an amount equal to $500,000,000 (or the Exchange Equivalent thereof).

SECTION 5.08.    Negative Pledge.

Neither the Applicant Party nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, or assign any right to receive income, except:

(i)            Liens existing on the date of this Agreement and disclosed on Schedule 5.08 attached hereto and any renewals or extensions thereof, provided that the property covered thereby is not changed;

(ii)           any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged into or consolidated with an Applicant Party or a Subsidiary; provided that (i) such Lien is not created in contemplation of such event, (ii) such Lien shall not apply to any other property or asset of the Applicant Party or any of its Subsidiaries, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(iii)          any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided that (i) such Lien attaches to such asset concurrently with or within 180 days after the acquisition or construction thereof and (ii) such Lien shall not apply to any other property or asset of the Applicant Party or any of its Subsidiaries;

(iv)          any Lien existing on any asset prior to the acquisition thereof by the Applicant Party or a Subsidiary and not created primarily in contemplation of such acquisition;

(v)           any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.08, provided that such Debt is not increased and is not secured by any additional assets;

(vi)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(j);

(vii)         any Lien on or with respect to the property or assets of any Subsidiary securing obligations owing to the Applicant Party or another Subsidiary;

(viii)        rights of offset and bankers’ liens in connection with Debt permitted hereby; and

(ix)           Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing Debt in an aggregate principal amount at any time outstanding not to exceed ten percent (10%) of Consolidated Tangible Net Worth.

SECTION 5.09.    Consolidations, Mergers and Sales of Assets.

The Applicant Party will not (i) except to the extent expressly permitted in Section 5.04 hereof, consolidate or merge with or into any other Person; provided that the Applicant Party may merge with a Person if (A) the Applicant Party is the surviving corporation to such merger and (B) after giving effect to any such merger no Default shall have occurred hereunder and all representations and warranties shall be true and correct or (ii) except as permitted pursuant to the foregoing clause (i), sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Applicant Party and its Consolidated Subsidiaries, taken as a whole.

SECTION 5.10.    Payment of Taxes, Etc.

The Applicant Party will pay, and will cause each Subsidiary to pay, before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or any of its properties, except where the same may be contested in good faith by appropriate proceedings, or where any failure to so pay would not have a material adverse effect on the business, financial position, results of operations or properties of the Applicant Party and its Consolidated Subsidiaries taken as a whole or, alternatively, on the ability of the Applicant Party to perform its obligations under the Credit Documents at any time up to and including the Maturity Date, and the Applicant Party will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of the same.

SECTION 5.11.    Pari-passu Obligations.

The obligations under this Agreement shall constitute direct, unconditional, senior, unsubordinated, general obligations of the Applicant Party and will rank at least pari-passu (in priority of payment) with all other existing and future senior, unsecured, unsubordinated obligations of the Applicant Party resulting from any indebtedness for borrowed money or Debt Guarantee.

SECTION 5.12.    Further Assurances.

At any time or from time to time upon the request of the Administrative Agent, the Applicant Party will, at its expense, promptly execute, acknowledge and deliver such further documents (including collateral agreements, UCC financing statements and the like pursuant to Section 2.12) and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents.

ARTICLE VI

DEFAULTS

SECTION 6.01.    Events of Default.

Each of the following events (each an “Event of Default”) shall constitute an Event of Default hereunder:

(a)   the Applicant Party shall fail to pay (i) when due, any amount of principal of any LC Disbursement, or (ii) within three (3) days after the same becomes due, any interest on any LC Disbursement, any fees or any other amount payable hereunder; or

(b)   the Applicant Party shall fail to observe or perform any covenant contained in Section 2.12 or Sections 5.07 to 5.11, inclusive; or

(c)   the Applicant Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by paragraph (a) or (b) above) for forty-five (45) days after the earlier to occur of (i) written notice thereof having been given to the Applicant Party by the Administrative Agent at the request of any Lender or (ii) actual knowledge thereof by the Applicant Party or any of its Subsidiaries of such failure; or

(d)   any representation, warranty, certification or statement made by the Applicant Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

(e)   the Applicant Party or any Subsidiary shall fail to make any payment in respect of any Debt (other than the Obligations) having an aggregate principal amount of at least $50,000,000 (or the Exchange Equivalent thereof) when due or within any applicable grace period; or

(f)    any event shall occur or condition shall exist which results in the acceleration of the maturity of any Debt of the Applicant Party or any Subsidiary having an aggregate principal amount of at least $50,000,000 (or the Exchange Equivalent thereof); or such Debt shall be declared due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, excluding, however, prepayments of Debt required upon disposition in the ordinary course of business of collateral securing such Debt so long as such Liens and dispositions are permitted hereby; or, for the avoidance of doubt, such Debt shall be required to be cash collateralized prior to the stated maturity thereof as a result of any event of default with respect to such Debt (excluding cash collateralization solely as a result of currency exchange fluctuations or defaulting lenders); or

(g)   the Applicant Party or any Subsidiary shall commence a voluntary case or other proceeding seeking to adjudicate the Applicant Party or any Subsidiary having total assets of $50,000,000 (or the Exchange Equivalent thereof) or more as bankrupt or insolvent, seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the entry of an order for relief or the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or for any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall take any corporate action to authorize any of the foregoing; or

(h)   an involuntary case or other proceeding shall be commenced against the Applicant Party or any Subsidiary having total assets of $50,000,000 (or the Exchange Equivalent thereof) or more seeking to adjudicate it as bankrupt or insolvent, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the entry of an order for relief or the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or for any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or an order for relief shall be entered against the Applicant Party or any Subsidiary having total assets of $50,000,000 (or the Exchange Equivalent thereof) or more under the federal bankruptcy laws as now or hereafter in effect; or

(i)    any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $35,000,000 (or the Exchange Equivalent thereof) which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA except where the failure to so pay would not (in the opinion of the Required Lenders) have a material adverse effect on the business, financial position, results of operations or properties of the Applicant Party and its Consolidated Subsidiaries taken as a whole or alternatively, on the Applicant Party’s ability to perform its obligations under the Credit Documents at any time up to and including the Maturity Date; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in an amount that would have a material adverse effect on the Applicant Party and its Consolidated Subsidiaries taken as a whole and the Applicant Party’s ability to perform its obligations under the Credit Documents at any time up to and including the Maturity Date (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(j)    to the extent not insured against, one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000 (or the Exchange Equivalent thereof) shall be rendered against the Applicant Party or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (ii) any of such judgments or orders shall continue unsatisfied and unstayed by reason of a pending appeal or otherwise for a period of thirty (30) days; or

(k)   (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 35% or more of the outstanding shares of common stock of the Applicant Party; or (ii) at any time during any period of twelve consecutive calendar months a majority of the Board of Directors of the Applicant Party shall not consist of individuals who were either directors of the Applicant Party on the first day of such period (“original directors”) or appointed as or nominated to be directors either (A) by individuals including a majority of those of the original directors who have not, prior to such appointment or nomination, resigned or died, or (B) by a duly constituted committee of the Board of Directors of the Applicant Party, a majority of which consists of the original directors; or

(l)    all or any substantial part of the property of the Applicant Party and its Subsidiaries (taken as a whole) shall be condemned, seized or otherwise appropriated, or custody or control of such property shall be assumed, by any court or governmental agency of competent jurisdiction, and such property shall be retained for a period of thirty (30) days, which condemnation, seizure or other appropriation could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Applicant Party and its Consolidated Subsidiaries, taken as a whole, and the Applicant Party’s ability to perform its obligations under the Credit Documents at any time up to and including the Maturity Date; or

(m)  any provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Applicant Party contests in any manner the validity or enforceability of any provision of any Credit Document; or the Applicant Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document.

SECTION 6.02.    Remedies.

Upon the occurrence and during the continuance of any Event of Default (other than any event specified in paragraph (g) or (h) of Section 6.01): (a) the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, require, without notice or demand, either or both of the following, at the same or different times: (i) that any or all of the LC Exposure and all other Obligations, although not yet due, be immediately due and payable, and thereupon such LC Exposure and all other such Obligations shall be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Applicant Party, and (ii) that all Commitments be terminated, and thereupon all Commitments shall terminate immediately; and in any event, the Administrative Agent shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC; and (b) the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, require the Applicant Party to deposit cash collateral in Dollars with the Administrative Agent and otherwise perform all of its obligations under Section 2.12; provided that upon the occurrence of any event specified in paragraph (g) or (h) of Section 6.01, (x) such cash collateral referred to in clause (b) above shall be immediately deposited with the Administrative Agent in accordance with the provisions of Section 2.12 and (y) all Commitments shall automatically terminate and such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Applicant Party.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.    Appointment and Authorization.

Each Lender and each Issuing Lender hereby irrevocably appoints BNPP to act on its behalf as the Administrative Agent under this Agreement and the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and the Applicant Party shall not have rights as a third party beneficiary of any of such provisions.

SECTION 7.02.    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires or the Administrative Agent is not a Lender hereunder, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Applicant Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03.    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the applicable Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Applicant Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.04.    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 7.05.    Liability of Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)   shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Applicant Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.02 and 8.05) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Applicant Party, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.06.    Indemnification.

To the extent that the Applicant Party for any reason fails to indefeasibly pay any amount required pursuant to Section 8.03(a) or Section 8.03(c) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity.  The obligations of the Lenders under this Section 7.06 are subject to the provisions of Section 2.14(e).

SECTION 7.07.    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08.    Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Applicant Party.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Applicant Party, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having a combined capital and surplus of at least $500,000,000.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Applicant Party, the Lenders and the Issuing Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Applicant Party to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Applicant Party and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.09.    Agent With Respect to Cash Collateral Accounts.

Each Lender hereby authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of the Lenders and the Issuing Lenders with respect to any cash collateral accounts. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Applicant Party, the Administrative Agent, each Lender and each Issuing Lender hereby agree that no Lender or Issuing Lender shall have any right individually to realize upon any cash collateral accounts, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders and the Issuing Lenders, in accordance with the terms hereof.  In furtherance, and not by limitation, of the foregoing, without written consent or authorization from the Lenders or the Issuing Lenders, the Administrative Agent may, in accordance with the terms of this Agreement, release any Lien encumbering any of the cash collateral and execute any documents or instruments necessary to accomplish any of the foregoing.

SECTION 7.10.    No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Sole Lead Arranger or the Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as a Lender hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.    Notices.

(a)   Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy and including electronic mail and Internet or intranet websites such as IntraLinks to the extent provided in Section 8.01(b)) and shall be given to such party at its address, telecopy number or electronic mail address set forth on the signature pages hereof or such other address, telecopy number or electronic mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Issuing Lenders and the Applicant Party. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by telecopy, when such telecopy has been received by the addressee thereof, (iii) if delivered through electronic communications (including electronic mail and Internet or intranet websites such as IntraLinks) to the extent provided in Section 8.01(b) below, as provided in such Section 8.01(b) or (iv) if given by any other means, when delivered at the address specified in this Section 8.01(a); provided that notices to the Administrative Agent or any Issuing Lender under Article II shall not be effective until received.  The Administrative Agent and the Issuing Lenders shall not be liable for any errors in transmission or the illegibility of any telecopied documents.  In the event the Applicant Party sends the Administrative Agent or any Issuing Lender a manually signed confirmation of previously sent facsimile instructions, the Administrative Agent and the Issuing Lenders shall have no duty to compare it against the previous instructions received by the Administrative Agent or the Issuing Lenders nor shall the Administrative Agent or any Issuing Lender have any responsibility should the contents or the written confirmation differ from the facsimile instructions acted upon by the Administrative Agent or any Issuing Lender.

(b)   Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites such as IntraLinks) pursuant to procedures approved by the Administrative Agent; provided that (i) the foregoing shall not apply to notices to any Lender or the Issuing Lenders pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and (ii) in the case of notices and other communications posted to an Internet or intranet website (such as IntraLinks), notice thereof shall be sent to each intended recipient at its e-mail address that such notice or communication is available and identifying the website address therefor.  The Administrative Agent or the Applicant Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

SECTION 8.02.    No Waivers.

No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03.    Expenses; Taxes; Indemnification.

(a)   Expenses. The Applicant Party agrees to pay on demand: (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Sole Lead Arranger (including the reasonable fees, charges and disbursements of counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, creation, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b)   Taxes. The Applicant Party shall pay any and all transfer taxes, documentary taxes, recording taxes, stamp taxes, excise taxes or similar taxes or assessments or other charges payable or determined to be payable in connection with the execution, delivery, filing and recording of the Credit Documents and any other documents to be delivered under the Credit Documents (but excluding taxes imposed on the net income of any Lender), and agrees to save the Administrative Agent, each Issuing Lender and each Lender harmless from and against any and all liabilities with respect to or resulting from the Applicant Party’s delay in paying or omission to pay such taxes.

(c)   Indemnification; Waiver of Consequential Damages.  The Applicant Party agrees to defend, indemnify, pay and hold harmless the Administrative Agent (in its capacity as such), each Issuing Lender (in its capacity as such), each Lender, the Sole Lead Arranger and the Joint Book Managers and their Affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all losses, obligations, penalties, actions, judgments, claims, damages, liabilities, disbursements and expenses (including reasonable attorneys fees and expenses, which may include the allocated cost of internal counsel, and settlement costs) of any kind or nature whatsoever, whether direct, indirect or consequential, and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, which may be imposed on, incurred by or asserted against the Indemnitees in any way related to or arising out of this Agreement or the other Credit Documents, or the transactions contemplated hereby or thereby (collectively, “Losses”), except any such Losses (i) resulting from the gross negligence or willful misconduct of the Indemnitees or (ii) resulting from a claim brought by the Applicant Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Applicant Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, provided that nothing in this Section 8.03(c) shall obligate the Applicant Party to pay the normal expenses of the Administrative Agent in the administration of this Agreement in the absence of pending or threatened litigation or other proceedings or the claims or threatened claims of others and then only to the extent arising therefrom.

To the fullest extent permitted by applicable law, the Applicant Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in this Section 8.03(c) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee.

(d)   Intentionally Omitted.

(e)   Survival.        The obligations of the Applicant Party under this Section 8.03 shall survive the termination of this Agreement, the termination of the Aggregate Commitments hereunder and payment of the Obligations.

SECTION 8.04.    Sharing of Set-Offs.

Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Obligations owing to such Lender which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to Obligations owing to such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the LC Exposure of the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the LC Exposure of the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 8.04 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Applicant Party other than its LC Exposure or other Obligations owing to such Lender. The Applicant Party agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any LC Exposure, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Applicant Party in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 8.04 would apply, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 8.04 to share in the benefits of any recovery on such secured claim. The Applicant Party hereby authorizes BNPP and each other Lender, in accordance with the provisions of this Section 8.04, to so set-off and apply any and all such deposits held and other indebtedness owing by BNPP or such other Lender to or for the credit or the account of the Applicant Party and hereby authorizes BNPP and each such other Lender to permit such set-off and application by BNPP or such other Lender; provided that any such set-off rights shall not apply to the accounts or deposits of any of Applicant Party’s foreign Subsidiaries.

SECTION 8.05.    Amendments and Waivers.      Any provision of this Agreement or any other Credit Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Applicant Party and the Required Lenders (and, if the rights or duties of the Administrative Agent or any Issuing Lender are affected thereby, by the Administrative Agent or each affected Issuing Lender, as the case may be); provided that no such amendment, waiver or modification shall: (i) extend or increase any Commitment of any Lender or subject any Lender to any additional obligation without the written consent of such Lender, (ii) reduce the principal of or rate or amount of interest on any LC Disbursement or any fees without the written consent of each Lender directly affected thereby, (iii) postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby, (iv) extend the terms of any Letter of Credit (other than as set forth below) without the written consent of each Lender directly affected thereby, (v) amend this Section 8.05 without the written consent of each Lender, (vi) change Section 2.14(c), Section 2.14(d) or Section 8.04 or any other provision of this Agreement in a manner that would alter the pro rata sharing or disbursement of payments required thereby without the written consent of each Lender, or (vii) change the percentage of the Commitments or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Section 8.05 or any other provision of this Agreement without the written consent of each Lender; provided further, that the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, (a) the Expiration Date of any Letter of Credit may be extended with the consent of the applicable Issuing Lender and the Applicant Party to a date not later than the seventh Business Day prior to the Maturity Date, and (b) any Letter of Credit may be amended in any other manner with the consent of the applicable Issuing Lender and the Applicant Party so long as such Letter of Credit, as so amended, complies with Section 2.07 of this Agreement.

SECTION 8.06.    Successors and Assigns.

(a)   Binding Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Applicant Party may not assign or otherwise transfer any of its rights under this Agreement without the consent of each Lender.

(b)   Successors and Assigns.  (i)     Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and LC Exposure held by it); provided, however, that (A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (B) the aggregate amount of the Commitments and LC Exposure of the assigning Lender being assigned pursuant to each such assignment shall (1) not be less than $5,000,000 and shall be an integral multiple of $1,000,000 or (2) be the remaining amount of such Lender’s Commitments and LC Exposure, (C) each such assignment and proposed assignee is subject to the prior written consent of the Administrative Agent, the Issuing Lenders and, so long as no Default has occurred and is continuing, the Applicant Party (which consents shall not be unreasonably withheld); provided, however, that the consent of the Administrative Agent and the Applicant Party shall not be required with respect to any such assignment by any Lender to (x) an Affiliate of such Lender, (y) an Approved Fund or (z) another Lender, (D) no such assignment shall be made to the Applicant Party or any of the Applicant Party’s Affiliates or Subsidiaries, (E) no such assignment shall be made to a natural person, (F) no such assignment may be made to a competitor of the Applicant Party and (G) the assigning Lender shall pay or cause to be paid to the Administrative Agent a processing and recordation fee of $3,500 (except in the case of an assignment to an Affiliate of the assigning Lender). For each assignment, the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording an Assignment and Assumption Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption Agreement may be required to deliver pursuant to Section 2.16.  Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in such Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption Agreement, the assignor Lender thereunder shall be released from its obligations under the Credit Documents. From and after the effective date of any such assignment (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender hereunder, shall have Commitments equal to the Commitments assigned to it (in addition to any Commitments theretofore held by it), and shall have LC Exposure equal to the LC Exposure assigned to it (in addition to any LC Exposure theretofore held by it) and (2) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights (other than any rights which survive the termination of this Agreement under Section 8.03) and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  From time to time, at the request of any Lender, the Administrative Agent shall notify the Lenders of the current Commitments of all Lenders.

(c)   Sub-Participations.  Subject to Section 8.06(d), a Lender may at any time grant sub-participations to one or more banks or other entities in or to all or any part of its rights and obligations under this Agreement, and to the extent of any such sub-participation (unless otherwise stated therein and except as provided below) the purchaser of such sub-participation shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as it would have if it were such Lender hereunder; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Applicant Party, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Applicant Party hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such sub-participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 8.05 without the consent of the participant. Each Lender agrees to notify the Applicant Party and the Administrative Agent of the amount of each such sub-participation and the identity of each such sub-participant.

(d)   Lender Treated as Owner.  The Administrative Agent, the Issuing Lenders and the Applicant Party may, for all purposes of this Agreement, treat any Lender as the owner and holder of LC Exposure until written notice of assignment shall have been received by them.

(e)   No Right to Greater Payment.  No assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.17 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Applicant Party’s prior written consent (which consent shall not be unreasonably withheld) or by reason of the provisions of this Agreement requiring such Lender to designate a different Lending Office under certain circumstances, or (ii) at a time when the circumstances giving rise to such greater payment did not exist.

(f)    Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.07.    Collateral.

Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 8.08.    Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.09.    Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10.    Confidentiality.

In accordance with normal procedures regarding proprietary information supplied by customers, each of the Lenders agrees to keep confidential information relating to the Applicant Party or any Related Entity received pursuant to or in connection with this Agreement and the transactions contemplated hereby (the “Information”), provided that nothing herein shall be construed to prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Administrative Agent, such Issuing Lender or such Lender or any of their respective Affiliates, (iii) which has been publicly disclosed (other than as a result of a breach of this Section), (iv) which has been lawfully obtained on a nonconfidential basis by the Administrative Agent, any Issuing Lender or any of the Lenders from a Person other than the Applicant Party, any Related Entity, the Administrative Agent, any Issuing Lender or any other Lender, (v) to any participant in or assignee of, or prospective participant in or assignee of, all or any part of the rights and obligations of the Administrative Agent, such Issuing Lender or such Lender under this Agreement or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Applicant Party, any Related Entity, and the Obligations (provided that such participant, assignee or counterparty, or prospective participant, assignee or counterparty agrees to comply with the confidentiality requirements set forth in this Section 8.10), (vi) to the Administrative Agent’s, such Issuing Lender’s or such Lender’s independent auditors or outside legal counsel, (vii) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (viii) to any other party to this Agreement or (ix) to the extent required in connection with any litigation relating to this Agreement to which the Administrative Agent, such Issuing Lender or such Lender is a party (and the Administrative Agent, such Issuing Lender or such Lender shall use its commercially reasonable efforts to give prior notice of any such disclosure under this clause (ix) to the extent permitted by applicable law).

Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning the Applicant Party or a Related Entity, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 8.11.    Captions.

All Section headings are inserted for convenience of reference only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement.

SECTION 8.12.    Severability.

If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.13.    Integration.

All exhibits to a Credit Document shall be deemed to be a part thereof.  The Credit Documents embody the entire agreement and understanding among the Applicant Party, the Administrative Agent, the Issuing Lenders and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among the Applicant Party, the Administrative Agent and the Lenders with respect to the subject matter thereof.

SECTION 8.14.    CONSENT TO JURISDICTION; WAIVER OF VENUE.

(a)           THE APPLICANT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE APPLICANT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)           THE APPLICANT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY

IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 8.15.    Service of Process.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 8.16.    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Applicant Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Applicant Party and its Affiliates, on the one hand, and the Administrative Agent, the Joint Book Managers and the Sole Lead Arranger, on the other hand, and the Applicant Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Joint Book Manager and the Sole Lead Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Applicant Party or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Joint Book Manager nor the Sole Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Applicant Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, any Joint Book Manager or the Sole Lead Arranger has advised or is currently advising the Applicant Party or any of its Affiliates on other matters) and none of the Administrative Agent, any Joint Book Manager nor the Sole Lead Arranger has any obligation to the Applicant Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, any Joint Book Manager and the Sole Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Applicant Party and its Affiliates, and none of the Administrative Agent, any Joint Book Manager nor the Sole Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Joint Book Managers and the Sole Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Applicant Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Applicant Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Joint Book Managers and the Sole Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 8.17.    WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.18.    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the outstanding LC Disbursements or, if it exceeds such unpaid principal, refunded to the Applicant Party.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 8.19.    Judgment Currency.

(a)   If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency under this Agreement or any other Credit Document, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used will be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency in the City of San Francisco at 10:00 a.m. (San Francisco time) on the Business Day preceding that on which final judgment is given.

(b)   The Applicant Party’s obligations hereunder shall be required to be satisfied in Dollars.  The obligation of the Applicant Party in respect of any sum due from it to any Credit Party hereunder will, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent the recipient thereof may in accordance with normal banking procedures purchase Dollars (after subtracting all expenses incurred in converting such currency to Dollars) with such other currency on the Business Day immediately following such receipt; if the Dollars so purchased are less than the sum originally due to the recipient in Dollars, the

Applicant Party agrees, as a separate obligation and notwithstanding any judgment, to indemnify the recipient against such loss, and, if the Dollars so purchased exceed the sum originally due to the recipient in Dollars, the recipient agrees to remit to the Applicant Party such excess (after subtracting all expenses incurred in converting such currency to Dollars).

(c)   The agreements in this Section 8.19 shall survive payment of any such judgment.

SECTION 8.20.    USA PATRIOT Act.   Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Applicant Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Applicant Party and each Related Entity, which information includes the name and address of the Applicant Party and each Related Entity and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Applicant Party and each Related Entity in accordance with the Patriot Act.  The Applicant Party will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by requirements of law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLUOR CORPORATION,
as the Applicant Party

By:	/s/ Joanna M. Oliva
J.M. Oliva
Vice President and Treasurer

Address:

6700 Las Colinas Boulevard
Irving, Texas 75039
Attention: Vice President and Treasurer
Telecopier: (469) 398-7285
Electronic Mail: Joanna.Oliva@fluor.com
Website Address: www.fluor.com

Signature Page to

Letter of Credit Facility Agreement

BNP PARIBAS, as Administrative Agent, an Issuing Lender and as a Lender

By:	/s/ Jamie Dillon
Name: Jamie Dillon
Title: Managing Director

By:	/s/ Deborah Scholl
Name: Deborah Scholl
Title: Director

Lending Office:

BNP Paribas
One Front Street, 23rd Floor
San Francisco, California 94111

Addresses for Notices to BNPP as Administrative Agent:

BNP Paribas
One Front Street, 23rd Floor
San Francisco, California 94111

Attention: Jamie Dillon
Telecopier: (415) 291-0563
Electronic Mail: jamie.dillon@americas.bnpparibas.com

Attention: Joseph Mack
Telecopier: (415) 291-0563
Electronic Mail: joseph.mack@americas.bnpparibas.com

With copies to:

BNP Paribas
787 Seventh Avenue
New York, New York 10019
Attention: Terri Knuth
Telecopier: (212) 841-2275
Electronic Mail: terri.knuth@americas.bnpparibas.com

BNP Paribas
525 Washington Boulevard
Jersey City, New Jersey 07310

Signature Page to

Letter of Credit Facility Agreement

Attention: Bindu Menon
Telecopier: (201) 850-4021
Electronic Mail: bindu.menon@americas.bnpparibas.com

Attention: Thomas Kunz
Telecopier: (201) 850-4021
Electronic Mail: thomas.kunz@americas.bnpparibas.com

Addresses for Notices to BNPP as an Issuing Lender and for Other Notices relating to Letters of Credit:

BNP Paribas
One Front Street, 23rd Floor
San Francisco, California 94111

Attention: Nicholas Rogers
Telecopier: (212) 841-3830
Electronic Mail: nicholas.rogers@americas.bnpparibas.com

Attention: Jamie Dillon
Telecopier: (415) 291-0563
Electronic Mail: jamie.dillon@americas.bnpparibas.com

Attention: Joseph Mack
Telecopier: (415) 291-0563
Electronic Mail: joseph.mack@americas.bnpparibas.com

Attention: Deborah Scholl
Telecopier: (415) 291-0563
Electronic Mail: deborah.scholl@americas.bnpparibas.com

With copies to:

BNP Paribas
525 Washington Boulevard
Jersey City, New Jersey 07310

Attention: Maria Albuquerque
Telecopier: (201) 850-4021

Signature Page to

Letter of Credit Facility Agreement

Electronic Mail:
maria.albuquerque@americas.bnpparibas.com

Attention: Maritza Leung
Telecopier: (201) 850-4021
Electronic Mail: maritza.leung@americas.bnpparibas.com

Signature Page to

Letter of Credit Facility Agreement

STANDARD CHARTERED BANK,
as a Lender

By:	/s/ Richard VandeBerghe
Name:	Richard VandeBerghe
Title:	Director

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:

Address for Notices:

Standard Chartered Bank
One Madison Avenue, 3rd Floor
New York, NY 10010
Attention: Richard VandeBerghe
Tel: 212 667 0645
Fax: 212 667 0273
Email: Richard.vandeberghe@sc.com

Cc:

Standard Chartered Bank
Two Gateway Center, 13th Floor
Newark, NY 07102
Attention: Robert Reddington/Victoria Faltine
Tel: 201 706 5611 / 201 706 5311
Fax: 201 706 6722 / 201 706 6722
Email: Robert.reddington@sc.com / Victoria.faltine@sc.com

Signature Page to

Letter of Credit Facility Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ D. Barnell
Name:	D. Barnell
Title:	Authorized Signatory

Address for Notices:

2001 Ross Avenue, Suite 3150
Dallas, TX 75201

Signature Page to

Letter of Credit Facility Agreement

BANCO SANTANDER S.A., NEW YORK BRANCH,
as a Lender

By:	/s/ Sen Louie
Name:	Sen Louie
Title:	Vice President

By:	/s/ Harry Moreno
Name:	Harry Moreno
Title:	Vice President

Address for Notices:

45 East 53rd Street
New York, NY 10022
USA

Signature Page to

Letter of Credit Facility Agreement

CALYON NEW YORK BRANCH,
as a Lender

By:	/s/ Andre Gazal
Name:	Andre Gazal
Title:	Managing Director

By:	/s/ Thibault Berger
Name:	Thibault Berger
Title:	Senior Associate

Address for Notices:

Calyon New York Branch
L/C Department
1301 Avenue of the Americas
New York, NY 10019

Attn:	Tommaso Puglisi
Phone: 732-590-7506
Fax: 732-590-7697
Email:	tommaso.puglisi@us.calyon.com

Or	Vincent Montalto
Phone: 732-590-7626
Fax: 732-590-7697
Email:	Vincent.montalto@us.calyon.com

Signature Page to

Letter of Credit Facility Agreement

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Ning Cai
Name:	Ning Cai
Title:	Director

Address for Notices:

580 California Street
Suite 2100
San Francisco, CA 94104

Signature Page to

Letter of Credit Facility Agreement

Schedule 1.01(a)

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

BNP Paribas	$120,000,000	24%
Standard Chartered Bank	$100,000,000	20%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$100,000,000	20%
Banco Santander S.A., New York Branch	$60,000,000	12%
Calyon New York Branch	$60,000,000	12%
The Bank of Nova Scotia	$60,000,000	12%
Totals	$500,000,000	100%

Schedule 5.08

EXISTING LIENS

None.

EXHIBIT A

FORM OF OPINION OF

COUNSEL FOR THE APPLICANT PARTY

September 16, 2009

To the Lenders,

the Administrative Agent and the Issuing Lenders

Referred to Below

I have acted as counsel for Fluor Corporation, a publicly traded Delaware corporation (the “Applicant Party”), in connection with the Letter of Credit Facility Agreement (the “Letter of Credit Facility Agreement”) dated as of September 16, 2009 among the Applicant Party, the lenders party thereto from time to time, and BNP Paribas, as Administrative Agent and an Issuing Lender.  Terms defined in the Letter of Credit Facility Agreement are used herein as therein defined. This opinion is delivered pursuant to Section 3.01(b) of the Letter of Credit Facility Agreement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.  In such examination, except as applied to the Applicant Party with respect to the Letter of Credit Facility Agreement, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of such latter documents.  As used herein, “to my knowledge” and “of which I am aware” means the conscious awareness of facts or other information by me without independent investigation.

Upon the basis of the foregoing, I am of the opinion that:

1.                                       The Applicant Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2.                                       The execution, delivery and performance by the Applicant Party of the Letter of Credit Facility Agreement are within the Applicant Party’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene or constitute a default under any provision of applicable law or regulation, or of the restated certificate of incorporation or by-laws of the Applicant Party, or, to my knowledge after due inquiry, of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Applicant Party, or result in the creation or imposition of any Lien on any asset of the Applicant Party or any of its Subsidiaries.

3.                                       The Letter of Credit Facility Agreement has been duly executed and delivered on behalf of the Applicant Party and, assuming the due execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligations of the Applicant Party, enforceable against the Applicant Party in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws, or by equitable principles relating to or limiting the rights of creditors generally.

4.                                       There is no action, suit or proceeding pending against, or to my knowledge threatened against or affecting, the Applicant Party or any of its Subsidiaries before any court or arbitrator, or any governmental body, agency or official, which could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Applicant Party and its Consolidated Subsidiaries, taken as in whole, and the Applicant Party’s ability to perform its obligations under the Credit Documents at any time up to and including the Maturity Date, or which in any manner draws into question the legality, validity or enforceability of the Letter of Credit Facility Agreement.

5.                                       Each of the Applicant Party’s Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.                                       The Applicant Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

My opinion in paragraph 3 above as to the enforceability of the Letter of Credit Facility Agreement is subject to:

(a)                                  public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct; and

(b)                                 the unenforceability under some circumstances of broadly and vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law.

I express no opinion with respect to your ability to collect attorneys’ fees and costs in an action involving the Letter of Credit Facility Agreement if you are not the prevailing party in that action.  I express no opinion as to any provision in the Letter of Credit Facility Agreement requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.  Finally, I express no opinion as to the effect of non-compliance by you with any state or federal laws or regulation applicable to the transactions contemplated by the Letter of Credit Facility Agreement because of the nature of your business.

The opinions expressed above are limited to the matters governed by the laws of the United States of America, the State of California and the General Corporation Law of the State of Delaware, in each case as they exist as of the date hereof, and I express no opinion as to the laws of any other jurisdiction. For the purposes of paragraph 3 hereof, I have assumed that the laws of the State of New York, which is the governing law of the Letter of Credit Facility Agreement, are the same as the laws of the State of California.

This opinion may not be relied upon by any other party nor may copies be delivered or furnished to any other party nor may all or portions of this opinion be quoted, circulated or referred to in any other document without the Applicant Party’s written consent, except that this opinion may be (i) disclosed to (x) regulatory agencies or authorities having jurisdiction over you that request or require such disclosure, and (y) any participant in or assignee of, or prospective participant in or assignee of, all or any part of your rights or obligations under the Letter of Credit Facility Agreement, and (ii) relied upon by assignees and participants in the LC Exposure or Commitments and by any successor Administrative Agent, in each case as though such assignees or participants or successor Administrative Agent had been an addressee of this opinion on the date hereof. I do not undertake to advise you of any changes in the opinion expressed herein resulting from matters that might come or be brought to my attention after the Closing Date.

Very truly yours,

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Letter of Credit Facility Agreement identified below (the “Letter of Credit Facility Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Letter of Credit Facility Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Letter of Credit Facility Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] identified below (including, without limitation, Letters of Credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Letter of Credit Facility Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                       Assignor[s]:

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.                                       Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                       Applicant Party:            Fluor Corporation

4.                                       Administrative Agent: BNP Paribas, as the administrative agent under the Letter of Credit Facility Agreement

5.                                       Letter of Credit Facility Agreement:     Letter of Credit Facility Agreement, dated as of September [    ], 2009, among Fluor Corporation, the Lenders from time to time party thereto, and BNP Paribas, as Administrative Agent

6.                                       Assigned Interest:

Assignor[s](5)	Assignee[s](6)	Aggregate Amount of Commitments for all Lenders(7)	Amount of Commitments Assigned	Percentage Assigned of Commitments (8)
		$	$		%
		$	$		%
		$	$		%

[7.                                   Trade Date:                                                                             ](9)

Effective Date:                                , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)  Set forth, to at least 9 decimals, as a percentage of the Commitments of all Lenders thereunder.

(9)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

By:
Title:
[Consented to and](10) Accepted:

BNP PARIBAS, as
an Issuing Lender and Administrative Agent

By:
Title:

[Consented to:](11)

By:
Title:

(10)  To be added only if the consent of the Issuing Lender and the Administrative Agent is required by the terms of the Credit Agreement.

(11)  To be added only if the consent of the Applicant Party and/or other parties (e.g. Issuing Lenders) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

FLUOR CORPORATION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                           Representations and Warranties.

1.1.                  Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Letter of Credit Facility Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Applicant Party, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Applicant Party, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.                  Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Letter of Credit Facility Agreement, (ii) it meets all the requirements to be an assignee under Section 8.06(b) of the Letter of Credit Facility Agreement (subject to such consents, if any, as may be required under Section 8.06(b) of the Letter of Credit Facility Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Letter of Credit Facility Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Letter of Credit Facility Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Letter of Credit Facility Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal,

interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.  In the event of any inconsistency between this Assignment and Assumption and the Letter of Credit Facility Agreement, the provisions of the Letter of Credit Facility Agreement shall govern.

EXHIBIT C

FORM OF ASSISTANT SECRETARY’S CERTIFICATE

The undersigned, the Assistant Secretary of Fluor Corporation, a Delaware corporation (the “Applicant Party”), hereby certifies pursuant to Section 3.01(a)(ii) of the Letter of Credit Facility Agreement (the “Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms as set forth in the Agreement), dated as of September 16, 2009, among the Applicant Party, the Lenders thereunder, and BNP Paribas, in its capacity as Administrative Agent and an Issuing Lender, that I am the duly appointed Secretary of the Applicant Party, and further certify as follows:

1.                                       Annexed hereto as Annex A is a true, complete and correct copy of all resolutions of the Board of Directors of the Applicant Party, relating to the Agreement and the transactions contemplated thereby, all of which resolutions are in full force and effect on the date hereof.

2.                                       Annexed hereto as Annexes B and C, respectively, are true, complete and correct copies of the certificate of incorporation and the by-laws of the Applicant Party, including, without limitation, all amendments thereof to the date hereof, which certificate of incorporation and by-laws are presently in effect on and as of the date hereof.

3.                                       The following persons are duly elected or appointed, as the case may be, and qualified officers of the Applicant Party holding the offices indicated opposite their respective names, and the signatures appearing opposite their respective names and offices are the genuine signatures of such persons:

Name	Title	Signature

J.M. Oliva	Vice President and
Treasurer

C-1

IN WITNESS WHEREOF, I have hereunto set my hand this        day of September 2009.

Eric P. Helm
Assistant Secretary

I, J.M. Oliva, hereby certify that I am the duly elected or appointed, as the case may be, and qualified Vice President and Treasurer of the Applicant Party, as of the date hereof.

J.M. Oliva
Vice President and Treasurer

C-2

ANNEX A

TO

ASSISTANT SECRETARY’S CERTIFICATE

RESOLUTIONS

ANNEX B

TO

ASSISTANT SECRETARY’S CERTIFICATE

CERTIFICATE OF INCORPORATION

ANNEX C

TO

ASSISTANT SECRETARY’S CERTIFICATE

BYLAWS